EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                  For more information, contact:
                                                                   Larry Knipple
                                                  Vice President, Administration
                                                                    937.291.8282
                                                       larry.knipple@mcsinet.com

               MCSi FILES FOR REORGANIZATION UNDER BANKRUPTCY CODE
                Actively Negotiating with Lender Group Regarding
                        Comprehensive Restructuring Plan

DAYTON, OHIO - June 3, 2003 - MCSi, Inc. announced today that it, along with its domestic subsidiaries, voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code. The Company is actively engaged in negotiating a comprehensive restructuring plan with the lenders under its secured credit facility and expects to file a plan of reorganization early this summer.

In connection with the filing, the Company reached an interim agreement with the lenders to use cash collateral which, upon court approval, will enable the Company to fund post-petition trade and employee obligations, as well as its ongoing operating needs. To supplement these funds, the Company has also finalized a term sheet with certain of its existing lenders for a $10 million "Debtor in Possession" (DIP) financing facility to provide additional liquidity during the restructuring process. The Company expects to finalize its cash collateral arrangements as part of the completion of the documentation of the DIP facility.

The Company expects to conduct business as usual during the reorganization, including continuing work on its ongoing projects and fully servicing its customer requirements on an uninterrupted basis. Employees will continue to receive wages, and vendors will be paid for post-petition goods and services.

Gordon Strickland, MCSi's President and Chief Executive Officer, stated: "This filing and our agreements with the lenders are important milestones in our efforts to restructure the Company as we work towards a fast-track reorganization. We expect that this substantive progress with our lenders, together with our previously announced restructuring initiatives, will result in a stronger, more competitive MCSi."

Mr. Strickland continued: "We appreciate the confidence our lender group, vendor partners, customers and employees have shown us in supporting our efforts during this difficult process."

About MCSi

MCSi is a leading provider of state-of-the-art presentation, broadcast and supporting network technologies for businesses, churches, government agencies and educational institutions. From offices located throughout the United States, MCSi draws on its strategic partnerships with top manufacturers to deliver a comprehensive array of audio, display and professional video

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innovations. MCSi also offers proprietary systems pre-engineered to meet the need for turnkey integrated solutions.

As a full service provider of enterprise wide technology solutions, MCSi complements its product offerings with a design/build approach that includes consultation, design engineering, product procurement, systems integration, end-user training and post sales support. MCSi's value-added service approach, made seamless by the ongoing exchange between customers and representatives from its strategic support teams, ensures that customers receive dedicated attention and long-term commitment to support their investment. Additional information regarding MCSi can be obtained by calling 800.516.0600 or by visiting www.mcsinet.com (but is not part of release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, including with respect to a long-term restructuring plan, the occurrence of which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, whether the Company will be successful in reaching agreement with its lenders regarding an acceptable restructuring plan, failure to agree on definitive documentation regarding the DIP facility and on long-term cash collateral arrangements, failure to obtain necessary bankruptcy court approvals, non-acceptance of the plan by other stakeholders in the Company, delays in the confirmation or effective date of the plan, the Company's success in implementing its restructuring steps, loss of customer or vendor support during the restructuring process, competition, and economic and other factors set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.


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